February 28, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          RE:  Nicholas-Applegate Fund, Inc.
               File Nos. 33-38461 and 811-5019

Ladies and Gentlemen:

           On behalf of Nicholas-Applegate Fund, Inc., enclosed for filing under the Investment Company Act of l940 are:

          (l) One copy of the Rule 24f-2 Notice; and

          (2) Opinion of counsel to the Fund

     These documents have also been filed using the EDGAR system.
If you have any questions relating to the foregoing, please call the undersigned at (212) 214-l248.

     Please acknowledge receipt via EDGAR.

                                   Very truly yours,


                                   /s/ Deborah A. Docs
                                   Deborah A. Docs
                                   Assistant Secretary


Enclosures

cc: Michael Glazer, Esq.
    (Paul, Hastings, Janofsky & Walker)





GEF-296.LTR